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                            SIRCO INTERNATIONAL CORP.

                                            as Seller






                                       and






                                INTERBRAND L.L.C.

                                           as Buyer



                         ------------------------------

                            ASSET PURCHASE AGREEMENT

                         ------------------------------





                            ------------------------

                            Dated as of July 23, 1999

                            ------------------------






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
                                TABLE OF CONTENTS



 RECITALS.................................................................

 1.  DEFINITIONS..........................................................

 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY..........................
          2.1.  Transfer of Assets........................................
          2.2.  Sale at Closing Date......................................
          2.3.  Subsequent Documentation..................................
          2.4.  Assumed Liabilities.......................................
          2.5.  Excluded Liabilities......................................
          2.6.  Physical Inventory........................................

 3.  PURCHASE PRICE.......................................................
          3.1.  Purchase Price............................................
          3.2.  Payment of Purchase Price.................................
          3.3.  Receivables Holdback......................................

 4.  CLOSING..............................................................

 5.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................
          5.1.  Corporate Organization....................................
          5.2.  Qualification to Do Business..............................
          5.3.  Authorization and Validity of Agreement...................
          5.4.  No Conflict or Violation..................................
          5.5.  Consents and Approvals....................................
          5.6.  Financial Statements......................................
          5.7.  Tax Matters...............................................
          5.8.  Absence of Undisclosed Liabilities........................
          5.9.  Leased Property...........................................
          5.10.  Intellectual Property....................................
          5.11.  Compliance with Law; Licenses............................
          5.12.  Litigation...............................................
          5.13.  Assigned Contracts.......................................
          5.14.  Receivables..............................................
          5.15.  Customers, Suppliers and Competitors.....................
          5.16.  Ownership of Purchased Property..........................
          5.17.  Survival 15

 6.  REPRESENTATIONS AND WARRANTIES OF THE BUYER..........................
          6.1.  Corporate Organization....................................
          6.2.  Authorization and Validity of Agreement...................
          6.3.  No Conflict or Violation..................................
          6.4.  Approvals and Consents....................................
          6.5.  Litigation................................................
          6.6.  Survival .................................................

 7.  COVENANTS OF THE SELLER..............................................
          7.1.  Conduct of Business Before the Closing Date...............
          7.2.  Access to Properties and Records..........................
          7.3.  Negotiations..............................................
          7.4.  Best Efforts..............................................
          7.5.  Covenant Not To Compete...................................
          7.6.  Notice of Breach..........................................
          7.7.  Assignment of Contracts and Warranties....................
          7.8.  Change of Name............................................
          7.9.  Liquidation of Inventory; Right of First Offer............
          7.10.  License Relationships....................................
          7.11.  Estoppel Certificates....................................
          7.12.  Files and Records........................................
          7.13.  Gold's Gym License.......................................
          7.14.  Subsequent Purchase Orders...............................
          7.15.  Account Numbers..........................................

 8.  COVENANTS OF THE BUYER...............................................
          8.1.  Best Efforts..............................................
          8.2.  Notice of Breach..........................................
          8.3.  Financing.................................................

 9.  EMPLOYEES............................................................
          9.1.  Offer of Employment.......................................
          9.2.  Liability ................................................
          9.3.  Rights ...................................................

 10.  TAXES...............................................................
          10.1.  Allocation of Purchase Price and Purchase Price
                   Allocation Forms ......................................
          10.2.  Indemnification Payments.................................

 11.  INDEMNIFICATION AND ARBITRATION.....................................
          11.1.  Indemnification by the Seller............................
          11.2.  Procedures for Indemnification by the Seller.............
          11.3.  Indemnification by the Buyer.............................
          11.4.  Procedures for Indemnification by the Buyer..............
          11.5.  Successors and Assigns...................................
          11.6.  Arbitration..............................................

 12.  CONDITIONS TO OBLIGATIONS OF THE SELLER.............................
          12.1.  Representations and Warranties of the Buyer..............
          12.2.  Performance of the Obligations of the Buyer..............
          12.3.  Consents and Approvals...................................
          12.4.  No Violation of Orders...................................
          12.5.  Buyer Closing Documents..................................
          12.6.  Legal Matters............................................

 13.  CONDITIONS TO THE OBLIGATIONS OF THE BUYER..........................
          13.1.  Representations and Warranties of the Seller.............
          13.2.  Performance of the Obligations of the Seller.............
          13.3.  Consents and Approvals...................................
          13.4.  No Violation of Orders...................................
          13.5.  No Material Adverse Change...............................
          13.6.  State Taxes..............................................
          13.7.  Seller Closing Documents.................................
          13.8.  Legal Matters............................................
          13.9.  Buyer Financing..........................................
          13.10.  Employment Agreements...................................

 14.  TERMINATION.........................................................
          14.1.  Conditions of Termination................................
          14.2.  Effect of Termination....................................

 15.  MISCELLANEOUS.......................................................
          15.1.  Successors and Assigns...................................
          15.2.  Governing Law; Jurisdiction..............................
          15.3.  Expenses ................................................
          15.4.  Broker's and Finder's Fees...............................
          15.5.  Severability.............................................
          15.6.  Notices .................................................
          15.7.  Amendments; Waivers......................................
          15.8.  Public Announcements.....................................
          15.9.  Entire Agreement.........................................
          15.10.  Parties in Interest.....................................
          15.11.  Scheduled Disclosures...................................
          15.12.  Section and Paragraph Headings..........................
          15.13.  Counterparts............................................

Exhibits:

Exhibit A        Assigned Contracts
Exhibit B        Bill of Sale, Assignment and Assumption Agreement
Exhibit C        Assigned Trademarks
Exhibit D        License Agreements
Exhibit E        Trademark Assignment Agreement
Exhibit F        Services Agreement


Index To Schedules:

5.2              Qualification
5.5              Consents, Waivers, Authorizations and Approvals
5.8              Undisclosed Liabilities
5.9(a)           Leased Property
5.10             Intellectual Property
5.11             Exceptions to Compliance with Law
5.15             Customers, Suppliers and Competitors
6.4              Consents, Waivers, Authorizations and Approvals
7.14             Open Purchase Orders
9.1              Employees to Be Offered Employment

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT, dated as of July 23, 1999 between SIRCO INTERNATIONAL CORP., a New York corporation (the "Seller"), and INTERBRAND L.L.C., a Delaware limited liability company (the "Buyer").

                              W I T N E S S E T H:

                  WHEREAS, the Seller is engaged in the business of the manufacture, distribution and sale of luggage; and

                  WHEREAS, the Buyer desires to purchase certain assets of the Seller's luggage business and the Seller desires to sell such assets to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

                  "Accounts Receivable" shall mean all accounts and notes receivable (including without limitation amounts due from vendors whether recorded as accounts receivable or reductions in accounts payable) of the Seller relating to the Business existing on the Closing Date;

                  "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person;

                  "Allocation  Statement"  shall have the  meaning  set forth in
Section 10.1 hereof;

                  "Assigned Contracts" shall mean the rights of the Seller, as the case may be, under the contracts listed on Exhibit A hereto;

                  "Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement to be executed at Closing for the Assigned Contracts, in substantially the form attached hereto as Exhibit B;

                  "Assumed  Liabilities"  shall  have the  meaning  set forth in
Section 2.4 hereof;

                  "Book Value" shall mean the Closing Date book value of Equipment and Machinery, net of depreciation and related reserves, less any Assumed Liabilities, as is reflected on Seller's Financial Statements in accordance with GAAP;

                  "Business"   shall  mean  all  the  business   activities  and
operations of the Seller relating to the manufacture and wholesale distribution and sale of luggage in the United States;

                  "Business Day" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Citibank, N.A. is closed;

                  "Business Locations" means the LaMirada Facility and the Stamford Facility;

                  "Buyer" shall have the meaning set forth in the Preamble hereto;

                  "Buyer  Events of Breach"  shall have the meaning set forth in
Section 11.3 hereof;

                  "Buyer  Indemnitees"  shall  have  the  meaning  set  forth in
Section 11.1 hereof;

                  "Buyer  Losses"  shall have the  meaning  set forth in Section
11.1 hereof;

                  "Claimant" shall have the meaning set forth in Section 11.6 hereof;

                  "Closing"  shall  have the  meaning  set  forth in  Section  4 hereof;

                  "Closing Date" shall have the meaning set forth in Section 4;

                  "Code" shall mean the Internal Revenue Code of 1986, as amended;

                  "Demand" shall have the meaning set forth in Section 11.6 hereof;

                  "Eligible Inventory" means all items of Seller's luggage inventory in the "Dunlop," Perry Ellis," and "Action/Cherokee" divisions, in good and salable condition, owned by Seller and on hand at the Business Locations on the Closing Date;

                  "Eligible Inventory Value" means the value for the Eligible Inventory as set forth on the Seller's Inventory Availability Report as of the last Business Day prior to the Closing Date, which report shall be prepared in a manner consistent with past practice and provided to the Buyer prior to the Closing Date;

                  "Eligible Receivables" means the Accounts Receivable qualified to the satisfaction of the Buyer (in its sole discretion) and/or by Century Credit Corp.;

                  "Equipment and Machinery" shall mean (i) all the equipment, machinery, furniture, fixtures and improvements, supplies and other assets owned by the Seller on the Closing Date, used by the Seller in connection with the Business on the Closing Date (including, without limitation, all such items as set forth on the November Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business), excluding any such items which are not in good working order on the Closing Date, (ii) all the replacements for any of the foregoing owned by the Seller, (iii) any rights of the Seller under express or implied warranties (to the extent assignable) and licenses received from manufacturers and sellers of the aforesaid items and (iv) any related claims, credits, rights of recovery and set-off with respect thereto; provided, however, that the following items located in the Stamford Facility shall be excluded, subject to the Buyer's right to use such equipment and machinery during the period in which it operates out of the Stamford
Facility: (a) any and all furniture located therein; (b) the private branch exchange (i.e., the telephone system) located therein; (c) the local area network (LAN), including the router, server, hubs and switches, located therein; and (d) the color copier machine located in the Stamford Facility; provided, further, that all stuffing paper, corrugated packing materials and other packaging materials, wherever located, shall also be excluded;

                  "Excluded Inventory" means Inventory not in the "Dunlop," "Perry Ellis" or "Action/Cherokee" Divisions, including, without limitation, all "J.T. Madison" inventory and all stuffing paper, corrugated packing materials and other packaging materials;

                  "Excluded  Liabilities"  shall have the  meaning  set forth in
Section 2.5 hereof;

                  "Files and Records" shall mean all files and records, whether in hard copy or magnetic format, of the Seller specifically relating to the Business or the Purchased Property, including, without limitation, the following types of files and records specifically relating to the Business: customer and supplier files, equipment maintenance records, equipment warranty information, plant plans, specifications and drawings, trade secrets and customer specifications and all correspondence with federal, state and local governmental agencies relating to the operation of the Business;

                  "Financial  Statements"  shall have the  meaning  set forth in
Section 5.6 hereof;

                  "Final  Inventory  Schedule"  has the  meaning  set  forth  in
Section 2.6;

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date on which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered thereby;

                  "Government" shall mean any agency, division, subdivision, audit group or procuring office of the Government of the United States, any state of the United States or any foreign government, including the employees or agents thereof;

                  "Hired  Employees" shall have the meaning set forth in Section
9.1 hereof;

                  "Intangible Assets" shall mean all intangible personal property rights, including, without limitation, all vendor numbers and other customer account numbers, and all goodwill of the Seller relating to the Business, but excluding any and all rights of the Seller under the license agreements relating to "Koosh," "MTV", "Golds Gym" and "Maui & Sons" products and the "J.T. Madison" trademark;

                  "Intellectual  Property"  shall have the  meaning set forth in
Section 5.10 hereof;

                  "In-transit Inventory" means luggage inventory (other than Excluded Inventory) subject to open purchase orders (excluding back orders) of Seller as of the Closing Date, an estimated list of which In-transit Inventory as of the Closing Date is to be delivered to the Buyer three Business Days prior to Closing Date;

                  "Inventory" shall mean (i) all the finished goods, raw materials, work in progress and inventoriable supplies relating to the Business and owned by the Seller and on hand at the Business Locations on the Closing Date (including, without limitation, all such items as set forth on the November Balance Sheet with additions thereto (net of dispositions) in the ordinary course of business) specifically for use in the operations of the Business and
(ii) any and all rights of the Seller to the warranties received from its suppliers with respect to such inventory (to the extent assignable) and related claims, credits, rights of recovery and set-off with respect thereto;

                  "LaMirada Facility" means the Seller's business location at 16000 Heron Avenue, LaMirada, California 90638-5513;

                  "Licensors" shall mean Perry Ellis International Inc. and Dunlop Maxfli Sports Corporation, collectively;

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement;

                  "Material Adverse Effect" shall mean a material adverse affect on the business, operations, assets, properties, condition (financial or otherwise) or prospects of the Seller, taken as a whole;

                  "November  Balance  Sheet" shall have the meaning set forth in
Section 5.6 hereof;

                  "Person" shall mean and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Government;

                  "Purchase  Price"  shall have the meaning set forth in Section
3.1 hereof;

                  "Purchased Property" means:

                           (i) the Inventory, other than the Excluded Inventory;

                           (ii) the Equipment and Machinery;

                           (iii) the In-transit Inventory;

                           (iv) the Assigned Contracts;

                           (v) the Eligible Receivables and the right to receive and retain mail, Eligible Receivable payments and other communications relating to the Business;

                           (vi) the Intellectual Property (other than the "J.T. Madison" trademark);

                           (vii) the Files and Records, subject to the Seller's right to retain a copy thereof in accordance with the terms of Section 7.12;

                           (viii)  the   Intangible   Assets   relating  to  the
         Business; and

                           (ix)  to  the  extent  transferable,   all  telephone
         numbers (other than (203) 359-4100), fax numbers and similar numbers or addresses relating to the Business;

                  "Proceeding" shall have the meaning set forth in Section 11.2 hereof;

                  "Receivables  Overpayment" shall have the meaning set forth in
Section 3.3 hereof;

                  "Receivables  Problems"  shall have the  meaning  set forth in
Section 3.3 hereof; "Receivables Underpayment" shall have the meaning set forth in Section 3.3 hereof;

                  "Respondent" shall have the meaning set forth in Section 11.6 hereof;

                  "Restricted  Period"  shall  have  the  meaning  set  forth in
Section 7.5(a) hereof;

                  "Seller  Indemnitees"  shall  have the  meaning  set  forth in
Section 11.3 hereof;

                  "Seller  Losses"  shall have the  meaning set forth in Section
11.3 hereof;

                  "Seller" shall have the meaning set forth in the Preamble hereto;

                  "Seller  Events of Breach" shall have the meaning set forth in
Section 11.1 hereof;

                  "Services Agreement" means the Services Agreement substantially in the form of Exhibit F attached hereto, to be entered into on the Closing Date by the Buyer and the Seller, pursuant to which Services Agreement the Buyer will, among other things, provide packing, shipping and other administrative services with respect to inventory shipped by the Buyer from the LaMirada Facility after the Closing Date;

                  "Stamford Facility" means the Seller's business location at 24 Richmond Hill Avenue, Suite 6401, Stamford, Connecticut 06901;

                  "Taxes" shall mean all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not;

                  "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

                  "Trademarks"   means  the   trademarks   and   service   marks
(registered or unregistered) and tradenames, and all goodwill associated therewith, listed on Exhibit C attached hereto;

                  "Trademark Assignment Agreement" means the agreement, substantially in the form attached hereto as Exhibit E, pursuant to which the Seller will, on the Closing Date, sell and assign all of its right, title and interest in and to the Trademarks to the Buyer; and

                  "Transaction Documents" shall mean this Agreement, the Trademark Assignment Agreement, the Services Agreement, the Escrow Agreement, the Assignment and Assumption Agreement, the exhibits and schedules hereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing.

                  SECTION 2.  PURCHASE AND SALE OF THE PURCHASED PROPERTY.

                  SECTION 2.1. Transfer of Assets. Subject to the terms and conditions herein set forth, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, free and clear of any Lien, and the Buyer shall purchase and accept from the Seller, on the Closing Date, all right, title and interest of the Seller in and to the Purchased Property.

                  SECTION 2.2. Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by deeds, bills of sale, endorsements, assignments and other instruments of transfer and conveyance satisfactory in form and substance to counsel for the Buyer.

                  SECTION 2.3. Subsequent Documentation. The Seller shall, at any time and from time to time after the Closing Date, upon the request of the Buyer and at the expense of the Seller, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may be required for the better assigning, transferring, granting, conveying and confirming to the Buyer or its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Purchased Property. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all Eligible Accounts Receivable and any other item of Purchased Property and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Eligible Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Property and to defend or compromise (subject to Section 11 hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Property. The Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                  SECTION 2.4. Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, from and after the Closing, the Buyer will assume and pay, perform, discharge and be responsible for all obligations and liabilities of the Seller under the Assigned Contracts (excluding breaches thereof prior to the Closing Date) which accrue from and after the Closing Date (the "Assumed Liabilities").

                  SECTION 2.5. Excluded Liabilities. Notwithstanding the provisions of Section 2.4, or any other provision of this Agreement or any schedule or exhibit hereto and regardless of any disclosure to the Buyer, the Buyer shall not assume any liabilities, obligations or commitments of the Seller relating to or arising out of the operation of the Business or the ownership of the Purchased Property prior to or on the Closing Date other than the Assumed Liabilities (such unassumed liabilities, the "Excluded Liabilities"). Excluded Liabilities shall include without limitation: (i) liabilities relating to any lawsuits arising from the sale or delivery of any Inventory prior to or on the Closing Date or relating to any other claims, litigation, suits, proceedings or arbitrations in existence with respect to the Business prior to or on the Closing Date, (ii) liabilities for (a) income taxes of the Seller, (b) all Taxes relating to or arising out of the Business accruing, or with respect to any event or time period occurring, prior to or on the Closing Date, and (c) any liabilities relating to Taxes retained by the Seller pursuant to this Agreement,
(iii) liabilities in respect of any of Seller's employees, including Hired Employees, (iv) obligations under the leases in respect of the Business Locations, and (v) intercompany accounts payable.

                  SECTION 2.6.  Physical Inventory .

                  The Seller and the Buyer will appoint a mutually acceptable independent accounting firm (the "Inventory Firm") to conduct a physical inventory count of, or other testing procedures for, the Inventory at the Business Locations, in accordance with physical inventory procedures generally used in the industry and agreed to in writing by the Seller and the Buyer, which physical inventory shall commence at the close of business on Friday, July 30, 1999 or on such other date as may be mutually acceptable to the Buyer and the Seller, and shall continue over the following two days. Each of the Buyer and the Seller shall be entitled to have up to two representatives present during such physical inventory. Prior to Closing, the Inventory Firm shall prepare a written, itemized list of all inventory at the Business Locations (the "Final Inventory Schedule"), which Final Inventory Schedule shall designate items of inventory as Eligible Inventory or Excluded Inventory. The Final Inventory Schedule shall be final and binding upon both parties hereto in the absence of manifest error. The costs and expenses associated with the physical inventory taken and the preparation of schedules pursuant to this Section 2.6 shall be borne equally by the Buyer and the Seller.

                  SECTION 3.  PURCHASE PRICE.

                  SECTION 3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, the purchase price (the "Purchase Price") for the sale and transfer of the Purchased Property to be delivered at Closing by the Buyer to the Seller shall consist of

                  (a) an aggregate amount equal to the sum of the following (the "Cash Purchase Price"):

                           (i)  forty-five   percent  (45.0%)  of  the  Eligible
         Inventory Value of the Eligible Inventory as evidenced by the Final Inventory Schedule; and

                           (ii) ninety-four percent (94%) of the face amount of the Eligible Receivables; and

                  (b) the assumption by the Buyer of the Assumed Liabilities.

                  SECTION 3.2. Payment of Purchase Price. On the Closing Date, the Buyer shall (i) pay the Cash Purchase Price by wire transfer of immediately available funds to the account of the Seller at such account as Seller may designate to the Buyer in writing at least three (3) Business Days prior to the Closing and (ii) execute and deliver to the Seller an instrument of assumption of liabilities with respect to the Assumed Liabilities.

                  SECTION 3.3. Receivables Holdback. The Seller agrees that it shall be responsible for any advertising allowances, markdowns, shipping violations, margin guaranties, illegal substitutions, servicing agreements, shortages, overages, misticketing or damaged goods (collectively, "Receivables Problems") relating to the Eligible Receivables or the goods provided in respect thereof relating to or arising out of the actions of the Seller prior to the Closing Date. The Buyer agrees to deliver to the Seller on or before December 6, 1999 a written statement indicating (i) the aggregate amount collected as of November 30, 1999 in respect of the Eligible Receivables and (ii) any Receivables Problems. In the event that the Buyer receives written notification from any Eligible Receivable obligor stating the existence of a Receivables Problem, the Buyer shall forward a copy of such notification to the Seller within three (3) Business Days of receipt thereof. To the extent that the amount that the Buyer is unable to collect in respect of the Eligible Receivables due to Receivables Problems exceeds six percent (6%) of the face amount of the Eligible Receivables (the "Receivables Overpayment"), the Seller shall pay to the Buyer an amount equal to the Receivables Overpayment by wire transfer of immediately available funds on or before December 15, 1999. To the extent that the amount that the Buyer is unable to collect in respect of the Eligible Receivables due to Receivables Problems is less than six percent (6%) of the face amount of the Eligible Receivables (the "Receivables Underpayment"), the Buyer shall pay to the Seller an amount equal to the Receivables Underpayment by wire transfer of immediately available funds on or before December 15, 1999.

                  SECTION 4. CLOSING. The closing of the sale and purchase of the Purchased Property and the assumption of the Assumed Liabilities (the "Closing") shall take place at the offices of Willkie Farr & Gallagher at 787 Seventh Avenue, New York, New York 10019-6099 at 10:00 a.m. on August 2, 1999, or at such other place and time as may be mutually agreed to by the parties hereto (the "Closing Date").

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Buyer as follows:

                  SECTION 5.1. Corporate Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Copies of the Certificate of Incorporation and By-laws of the Seller, with all amendments thereto to the date hereof, have been furnished to the Buyer or its representatives, and such copies are accurate and complete as of the date hereof.

                  SECTION 5.2. Qualification to Do Business. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 5.2 sets forth all jurisdictions in which the Seller is qualified to do business.

                  SECTION 5.3. Authorization and Validity of Agreement. The Seller has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Seller obligations thereunder have been duly authorized by all necessary corporate action by the Board of Directors and stockholders of the Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize such execution, delivery and performance. The Transaction Documents have been duly executed by the Seller and constitute its valid and binding obligations, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

                  SECTION 5.4. No Conflict or Violation. The execution, delivery and performance by the Seller of the Transaction Documents do not and will not violate or conflict with any provision of the Certificate of Incorporation or By-laws of the Seller and do not and will not violate any provision of law, rule or regulation, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination or repossession under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party or by which it is bound or to which any of its properties or assets is subject, nor will result in the creation or imposition of any Lien upon any of the Purchased Property, nor will result in the cancellation, modification, revocation or suspension of any material licenses, franchises, permits, authorizations or approvals of any federal, state or local government or any department, agency, board, regulatory authority, commission, bureau or instrumentality of any of the foregoing.

                  SECTION 5.5. Consents and Approvals. Schedule 5.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and each declaration to or filing or registration with any such governmental or regulatory authority, that is required in connection with the execution and delivery of the Transaction Documents by the Seller or the performance by the Seller of its obligations thereunder.

                  SECTION 5.6. Financial Statements. The audited balance sheets of the Seller as of November 30, 1998 (the "November Balance Sheet") and November 30, 1997 and the unaudited balance sheet of the Company as of May 31, 1999 (collectively, the "Financial Statements") were prepared in accordance with GAAP and are complete, correct and in accordance with the books of account and records of the Seller.

                  SECTION 5.7. Tax Matters. All Taxes of the Seller required by law to have been paid have been paid or adequately provided for, there are no Liens for Taxes upon the Purchased Property and the Seller knows of no proposed Tax assessment against it.

                  SECTION 5.8. Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.8, the Seller has no indebtedness or liability, absolute or contingent, known or unknown, relating to the Purchased Property or which could adversely affect the Purchased Property or Seller's rights to occupy the Business Locations which is not shown or provided for on the November Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since March 31, 1999.

                  SECTION 5.9.  Leased Property.

                  (a) Lease Obligations. True, complete and accurate copies of the leases for the Business Locations have been delivered to the Buyer, and each of such leases is in full force and effect without modification or amendment from the form delivered. No option has been exercised under any of such leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding lease. Except as identified on Schedule 5.9(a), neither the execution of the Services Agreement nor the consummation of the transactions contemplated thereby requires the consent or approval of the other party or parties to the leases for the Business Locations. Neither the Seller nor, to Seller's knowledge, any of the other parties to such leases, is in material default under any of such leases, and no material amount due under such leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to such leases, and no event has occurred which with the passage of time or giving of notice, or both would constitute a material default thereunder.

                  (b) Insurance Notices. The Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Business Locations, which, if not corrected, would result in termination of the insurance coverage therefor or an increase in the cost thereof.

                  SECTION 5.10. Intellectual Property. "Intellectual Property" shall mean all of the following: (i) the Trademarks; (ii) trade secrets relating to the Purchased Property, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iii) licenses, immunities, remedies against infringement, covenants not to sue and the like relating to any of the foregoing under the laws of all jurisdictions; (iv) books and records describing or used in connection with any of the foregoing; and (v) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing. Schedule 5.10 sets forth a complete list of all applications and registrations for Intellectual Property in the Seller's name in all jurisdictions. Except as set forth on
Schedule  5.10,  the  Seller  owns  or has the  valid  right  to use  the  names
(including the Sirco International tradename and variations thereof), service marks, logos, trademarks and other Intellectual Property currently used by it in the conduct of the Business. Except as set forth in Schedule 5.10, the Seller is not in violation in any material respect of any licenses, sublicenses or other agreements to which it is a party and pursuant to which it is authorized to use third party Intellectual Property ("Third Party Intellectual Property Rights"). No claims with respect to the Intellectual Property, any trade secret material to Business, or any Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by the Seller, are currently pending or, to the knowledge of the Seller, threatened by any Person. To the knowledge of the Seller, there is no material infringement or misappropriation of any Intellectual Property by any third party, including any employee or former employee of the Seller. Seller has no Internet Web sites or domain names relating to the Business.

                  SECTION 5.11. Compliance with Law; Licenses. Except as set forth in Schedule 5.11, the operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Seller and its assets, properties and operations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5.11, the Seller has not received notice of any violation of any such law, regulation, order or other legal requirement in the context of its operation of the Business, and the Seller is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business or any of its assets, properties or operations relating to the Business. The Seller does not have knowledge of any proposed change in any such laws, rules or regulations (other than laws of general applicability) that would materially and adversely affect the transactions contemplated by the Transaction Documents or all or a material part of the Business or the Purchased Property.

                  SECTION 5.12. Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Seller, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Seller or any of their respective officers, directors, employees, agents or Affiliates involving, affecting or relating to the Business, the Purchased Property, or the transactions contemplated by the Transaction Documents, nor is any basis known to the Seller or any of its directors or officers for any such action, suit, proceeding or investigation. Neither the Business nor the Purchased Property is subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the Business or the Purchased Property, or that would or might interfere with the transactions contemplated by the Transaction Documents.

                  SECTION 5.13. Assigned Contracts. Each Assigned Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof. The Seller has performed in all material respects all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Assigned Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best knowledge of the Seller, no other party to any Assigned Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Assigned Contracts.

                  SECTION 5.14. Receivables. To the knowledge of the Seller, all Eligible Receivables are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Seller, and are not subject to any counterclaims or set-offs. There are no written or, to the knowledge of the Seller after due inquiry, oral agreements relating to any actual or potential "markdowns", advertising allowances, service agreements or margin guaranties in connection with any Eligible Receivables.

                  SECTION 5.15. Customers,  Suppliers and Competitors.  Schedule
5.15 sets forth a complete and correct list of (a) all customers whose purchases exceeded twelve percent (12%) of the aggregate net sales of the Business during fiscal year 1998 and the period from December 1, 1998 through May 31, 1999, and
(b) the suppliers by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such periods. Except as set forth in Schedule 5.15, none of such customers or suppliers has, or to the best knowledge of the Seller, intends to terminate or change significantly its relationship with the Business.

                  SECTION 5.16. Ownership of Purchased Property. The Seller is the owner of the Purchased Property existing as of the date hereof. The Seller will have, and at the Closing the Buyer will receive, good and valid title to the Purchased Property, free and clear of any Liens. Seller has no pending insurance claims relating to the Purchased Property.

                  SECTION 5.17. Survival. Each of the representations and warranties set forth in this Article 5 shall be deemed represented and made by the Seller at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Buyer for a period terminating on the first (1st) anniversary of the Closing Date, except that the representations and warranties set forth in Section 5.7 shall survive for the applicable statute of limitations.

                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer hereby represents and warrants to the Seller as follows:

                  SECTION 6.1. Corporate Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

                  SECTION 6.2. Authorization and Validity of Agreement. The Buyer has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer's obligations thereunder have been duly authorized by all necessary corporate action by the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. Each of the Transaction Documents has been duly executed by the Buyer and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights generally and except for the limitations imposed by general principles of equity.

                  SECTION 6.3. No Conflict or Violation. The execution, delivery and performance by the Buyer of the Transaction Documents do not and will not violate or conflict with any provision of the Certificate of Incorporation and the By-laws of the Buyer and do not and will not violate any provision of law, rule or regulation or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give rise to any acceleration of remedies or any right of termination under, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject.

                  SECTION 6.4. Approvals and Consents. Except (i) as set forth on Schedule 6.4, (ii) as may be required to transfer any Permits, and (iii) such consents, approvals and filings, the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance of the Transaction Documents on behalf of the Buyer do not require the consent or approval of, or filing with, any government, governmental body or agency or other entity or Person.

                  SECTION 6.5. Litigation. There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of the Buyer, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Buyer or any of its officers, managing members, employees, agents or Affiliates involving, affecting or relating to the transactions contemplated by the Transaction Documents, nor is any basis known to the Buyer or any of its managing members or officers for any such action, suit, proceedings or investigation.

                  SECTION 6.6. Survival. Each of the representations and warranties set forth in this Article 6 shall be deemed represented and made by the Buyer at the Closing as if made at such time and shall survive the Closing notwithstanding any investigation on the part of the Seller for a period terminating on the first (1st) anniversary of the Closing Date.

                  SECTION 7.  COVENANTS OF THE SELLER.

                  The Seller covenants as follows:

                  SECTION 7.1.  Conduct of Business Before the Closing Date.

                  (a) Without the prior written consent of the Buyer, between the date hereof and the Closing Date, the Seller shall not, except as required or expressly permitted pursuant to the terms hereof:

                           (i) make any material change in the conduct of the Business as it relates to the Purchased Property or enter into any transaction relating to the Business (as it relates to the Purchased Property) other than in the ordinary course of business consistent with past practices;

                           (ii) make any sale, assignment, transfer, abandonment or other conveyance of the Purchased Property or any part thereof, except transactions pursuant to existing contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete Equipment and Machinery for fair or reasonable value in the ordinary course of business consistent with past practice;

                           (iii) subject any of the Purchased Property, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a Material Adverse Effect or interfere materially with the use, operation, enjoyment or marketability of any of the Purchased Property;

                           (iv) fail to keep in full force and effect insurance comparable in amount and scope of coverage maintained in respect of the Business Locations;

                           (v) take any other action that would cause any of the
         representations   and  warranties  made  by  them  in  the  Transaction
         Documents not to remain true and correct;

                           (vi) make, enter into, modify, amend in any material respect or terminate any Assigned Contract;

                           (vii) remove any furniture, fixtures or equipment from the LaMirada Facility or Stamford Facility used as of the date hereof in the conduct of the Business; or

                           (viii) commit to do any of the foregoing.

                  (b) From and after the date hereof and until the Closing Date, the Seller shall:

                           (i) continue to maintain, in all material respects, the Purchased Property in accordance with present practice in a condition suitable for its current use;

                           (ii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                           (iii) continue to conduct the Business as it relates to the Purchased Property in the ordinary course of business consistent with past practice;

                           (iv) keep the books of account, records and files relating to the Business in the ordinary course of business and in accordance with existing practice; and

                           (v) continue to maintain existing business relationships with landlords, lenders, suppliers and customers with respect to the Business as it relates to the Purchased Property or the Business Locations.

                  SECTION 7.2. Access to Properties and Records. The Seller shall afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 14 hereof) to all properties, books, contracts, commitments, and records of the Seller relating to the Business (in the context of the Purchased Property) and, during such period, shall furnish promptly to the Buyer all other information concerning the Business, its properties and its personnel as the Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 7.2 shall qualify any representation or warranty of the Seller or the conditions to the obligations of the Buyer. The Seller shall also afford the Buyer full access to the Business, all operations of the Business and to all Purchased Property throughout the period prior to the Closing Date.

                  SECTION 7.3. Negotiations. From and after the date hereof, neither the Seller, any Affiliate, nor any of their respective officers or directors nor anyone acting on behalf of the Seller or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person, firm, or other entity or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets (other than Excluded Inventory) or Purchased Property, purchase or sale of shares of capital stock in an amount in excess of twenty percent (20%) of the capital stock of the Seller outstanding on the date hereof or similar transaction involving the Seller, the Business or any other transaction inconsistent with the transactions contemplated hereby. The Seller shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

                  SECTION 7.4. Best Efforts. The Seller shall use its best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Seller under this Agreement as soon as possible, but in no event later than the Closing Date. The Seller shall use its best efforts to obtain all consents and approvals of third parties required to be obtained by the Seller to effect the transactions contemplated by the Transaction Documents.

                  SECTION 7.5. Covenant Not To Compete. (a) The Seller acknowledges that the agreements and covenants contained in this Section 7.5 are essential to protect the value of the Business being acquired by the Buyer. Therefore, the Seller agrees that for the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (such period is hereinafter referred to as the "Restricted Period"), except as set forth below, the Seller shall not anywhere in the United States participate or engage, directly or indirectly, for themselves or on behalf of or in conjunction with any Person, whether as an employee, agent, officer, consultant, director, shareholder, partner, joint venturer, investor or otherwise, in the Business; provided, however, that the foregoing shall not prohibit the ownership by the Seller of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company; provided, further, that the Seller shall be entitled to engage in the Business to the following extent: (i) the Seller shall be entitled to manufacture and/or purchase for wholesale resale "Koosh" (in connection with Sears catalogue sales only) and "MTV" inventory until December 31, 1999 and may sell such inventory, as well as any Excluded Inventory (other than "Golds Gym" inventory), until June 30, 2000; and (ii) the Seller shall be entitled to manufacture, purchase for wholesale resale and/or sell "Golds Gym" inventory until December 31, 2000.

                  (b) The Seller agrees that a monetary remedy for a breach of the agreement set forth in Section 7.5(a) hereof will be inadequate and impracticable and further agree that such a breach would cause the Buyer irreparable harm, and that the Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, the Seller agrees that the Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

                  (c) If any provision of this Section 7.5 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States and shall be binding and enforceable with respect to the Seller as so curtailed.

                  SECTION 7.6. Notice of Breach. Through the Closing Date, the Seller shall promptly give the Buyer written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of Seller contained in this Agreement.

                  SECTION 7.7. Assignment of Contracts and Warranties. At the Closing and effective as of the Closing Date, the Seller shall assign to the Buyer all their rights under the Assigned Contracts. Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to law or the terms of such Assigned Contract and, with respect to Assigned Contracts that cannot be assigned to the Buyer at the Closing Date, the performance obligations of the Seller, as the case may be, thereunder shall, unless not permitted by such Assigned Contract, be deemed to be subleased or subcontracted to the Buyer until such Contract has been assigned. Seller shall (i) use its best efforts to obtain all necessary consents, (ii) cooperate with the Buyer in any arrangement designed to provide to the Buyer the benefits (including the exercise of rights) under any such Assigned Contracts, including enforcement for the benefit of the Buyer (and at the Buyer's expense) of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (iii) hold all monies paid thereunder in trust for the account of the Buyer and (iv) remit all such money without set-off of any kind whatsoever to the Buyer as promptly as possible.

                  SECTION 7.8. Change of Name. As soon as practicable after the Closing Date (allowing for a reasonable period of time for the Seller to hold a duly convened meeting of shareholders), the Seller shall take all action necessary to change the corporation name of Sirco International Corp. to a name that is not (and that is not confusingly similar to) Sirco International Corp., including the "Sirco " name in any form, it being the intent of the parties hereto that from and after the Closing Date, the Buyer will have the sole and exclusive right as against the Seller and all other Persons to conduct business under such name and that the Buyer may commence doing so at time of the Closing. In connection therewith, the Seller shall not, after the Closing Date, do business under the "Sirco " name in any form. Notwithstanding the foregoing, the Seller shall have the right to continue to do business in Canada under the name "Sirco Canada" up to and including December 31, 2000.

                  SECTION 7.9.  Liquidation of Inventory;  Right of First Offer.
(a) If the Seller desires to sell all of the Excluded Inventory or any portion thereof (the Excluded Inventory or such portion thereof, the "First Offer Inventory"), then before offering the First Offer Inventory for sale to third parties, the Seller shall deliver to the Buyer a notice (an "Offer") setting forth the price and all material terms and conditions upon which the Seller would be willing to sell the First Offer Inventory. Within two Business Days following receipt of the Offer (such two Business Day period, the "First Offer Response Period") the Buyer shall by notice to the Seller either (i) accept the Offer or (ii) elect not to accept the Offer. If the Buyer shall fail to deliver notice of its election pursuant to the foregoing sentence during the First Offer Response Period, the Buyer shall be deemed conclusively to have elected not to accept the Offer.

                  (b) In the event that the Buyer does not elect to accept the Seller's Offer within the First Offer Response Period, the Seller shall be free to offer to sell the First Offer Inventory during the Offer Period to any and all third parties, at a price the same as or higher than the price set forth in the Offer. The "Offer Period" shall mean the period of three weeks following the expiration of the First Offer Response Period.

                  (c) In the event that the Buyer accepts the Offer within the First Offer Response Period, then the Buyer and the Seller shall execute and deliver to each other a contract of sale relating to the First Offer Inventory. The Seller shall sell and the Buyer shall purchase the First Offer Inventory in accordance therewith.

                  (d) The Seller agrees to use its reasonable best efforts to liquidate the Excluded Inventory in an orderly manner.

                  (e) The  provisions  of  subsections  (a), (b) and (c) of this
Section 7.9 shall not apply to any sales of Excluded Inventory by the Seller in the ordinary course of business.

                  SECTION 7.10. License Relationships. The Seller shall use its best efforts to facilitate the transfer of its licensing relationships with the Licensors under the relevant Assigned Contracts to the Buyer, and shall take no action or omit to take any action which could reasonably be expected to adversely affect the Buyer's efforts to negotiate a license with Logo Athletic. The Seller shall promptly provide the Buyer with copies of all correspondence between the Seller and any Licensor from the date hereof to the Closing Date, as well as copies of any similar correspondence between the Seller and Logo Athletic during such period.

                  SECTION 7.11. Estoppel Certificates. The Seller shall use its reasonable best efforts to obtain estoppel certificates in form and substance reasonably satisfactory to the Buyer from each landlord under the leases for the Business Locations in favor of the Buyer and any lender providing financing for the purchase of the Purchased Property, and to obtain a release of any and all Liens on the Purchased Property prior to the Closing Date.

                  SECTION 7.12. Files and Records. The Seller shall be entitled to retain a copy of all Files and Records. The Seller hereby covenants not to provide copies or other reproductions of the Files and Records in any format to any third party, other than (i) as may be required by law, (ii) in connection with the defense of any suit, action or proceeding, (iii) to a governmental authority pursuant to written request therefor or (iv) to the Seller's accountants for use solely in connection with preparation of the Seller's financial statements or tax returns.

                  SECTION 7.13. Gold's Gym License. The Seller convenants that it shall not renew its license with Gold's Gym, or enter into a new or supplemental license with Gold's Gym, upon termination of its current license agreement with Gold's Gym.

                  SECTION 7.14. Subsequent Purchase Orders. Schedule 7.14 sets forth a list of all outstanding purchase orders relating to "Perry Ellis," "Dunlop" or "Action/Cherokee" luggage inventory for which goods have not yet been received at the LaMirada Facility. The Seller agrees not to issue any further purchase orders (or similar requests) relating to such luggage inventory prior to the Closing Date without the prior written consent of the Buyer. The Seller represents and warrants that it is not aware of any reason why the Buyer would not be entitled to the same payment terms under which the Seller has historically operated the Business, and the Seller covenants to cooperate with and assist the Buyer in its efforts to obtain such payment terms.

                  SECTION 7.15. Account Numbers. The Seller shall reasonably cooperate with the Buyer in the Buyer's efforts to cause the Buyer to have the exclusive right to use the Seller's vendor numbers and other customer account numbers after the Closing, including but not limited to the Seller sending a letter (in a form agreed with the Buyer) to its customers indicating its consent to the Buyer's usage of such numbers.

                  SECTION 8.  COVENANTS OF THE BUYER.

                  SECTION 8.1. Best Efforts. The Buyer shall use its best efforts to perform and satisfy all conditions to Closing to be performed or satisfied by the Buyer under this Agreement as soon as possible, but in no event later than the Closing Date. The Buyer shall use its best efforts to obtain all consents and approvals of third parties required to be obtained by the Buyer to effect the transactions contemplated by the Transaction Documents.

                  SECTION 8.2. Notice of Breach. Through the Closing Date, the Buyer shall promptly give the Seller written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of the Buyer contained in this Agreement.

                  SECTION 8.3. Financing. The Buyer shall use its reasonable best efforts to have in place on the Closing Date sufficient financing to consummate the transactions contemplated by the Transaction Documents.

                  SECTION 9.  EMPLOYEES.

                  SECTION 9.1. Offer of Employment. The Buyer intends to, but shall not be obligated to, offer to hire, effective as of the Closing Date, each of the employees listed on Schedule 9.1 hereto. The employees who accept such offers of employment shall be referred to herein as "Hired Employees".

                  SECTION 9.2. Liability. Neither the Buyer nor its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Hired Employee or other present or former employee of the Seller or their respective Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to such person's employment with the Seller or their respective Affiliates or the termination of such employment prior to the Closing Date.

                  SECTION 9.3. Rights. Nothing herein expressed or implied shall confer upon any Hired Employee or other employee or former employee of the Seller or legal representatives thereof, any rights or remedies, including, without limitation, right to employment or continued employment for any specified period, under or by reason of this Agreement.

                  SECTION 10. TAXES. The parties hereto hereby covenant and agree as follows:

                  SECTION 10.1. Allocation of Purchase Price and Purchase Price Allocation Forms. The Buyer shall, as promptly as practicable after the Closing Date, submit to the Seller a statement of the Buyer's allocation of the Purchase Price to the different items of Purchased Property (the "Allocation Statement"). The Buyer and Seller agree that the amount allocated under the Allocation Statement to the Equipment and Machinery shall not exceed its applicable Book Value. The Allocation Statement shall be binding and conclusive upon the parties hereto, unless the Seller objects in writing to any item or items shown on the Allocation Statement within ten Business Days after delivery thereof to the Seller. If the Buyer and the Seller shall be unable to resolve any dispute with regard to the Allocation Statement within ten Business Days after delivery of the Seller's written objections, the matter or matters in dispute shall be submitted (at the expense of the Buyer) to the Buyer's Accountant. The decision of the Buyer's Accountant shall be conclusive and binding upon the Buyer and the Seller.

                  Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Allocation Statement), the Buyer's Accountant shall prepare, in consultation with the Seller or the Seller's Accountant, those statements or forms (including Form 8594 if applicable) required by Section 1060 of the Code and the Treasury regulations promulgated thereunder with respect to the allocation of the Purchase Price. Such statements or forms shall be prepared consistently with the allocation of Purchase Price. Such statements or forms shall be filed by the parties on their respective federal income tax returns as required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

                  SECTION 10.2. Indemnification Payments. Any indemnification payments made pursuant to Section 11.1 shall constitute a purchase price adjustment for Tax purposes.

                  SECTION 11.  INDEMNIFICATION AND ARBITRATION.

                  SECTION  11.1.  Indemnification  by  the  Seller.  Subject  to
Section 5.17 and notwithstanding the Closing or the delivery of the Purchased Property and regardless of any investigation at any time made by or on behalf of the Buyer or of any knowledge or information that the Buyer may have, the Seller shall indemnify and fully defend, save and hold the Buyer, any Affiliate of the Buyer and its directors, officers and employees (the "Buyer Indemnitees"), harmless if any Buyer Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses of investigation incurred by the Buyer Indemnitees in any action or proceeding between the Seller and the Buyer Indemnitees or between the Buyer Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Buyer Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any and all the Seller Events of Breach, provided that notice of such breach shall be received by Seller within a period of one (1) year from the Closing Date. As used herein, "Seller Events of Breach" shall be and mean any one or more of the following:

                  (a) any untruth or inaccuracy in any representation of the Seller or the breach of any warranty of the Seller contained in the Transaction Documents;

                  (b) any failure of the Seller duly to perform or observe any term, provision, covenant, agreement contained herein on the part of the Seller to be performed or observed;

                  (c) any claim or cause of action by any party against any Buyer Indemnitee, with respect to any liabilities of Seller other than the Assumed Liabilities or any asset of the Seller other than the Purchased Property.

                  For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any damages incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect shall be disregarded.

                  SECTION 11.2. Procedures for Indemnification by the Seller. If with respect to a third party a Seller Event of Breach occurs or is alleged and a Buyer Indemnitee asserts that the Seller have become obligated to such Buyer Indemnitee pursuant to Section 11.1 hereof, or if any suit, action, investigation, claim or proceeding (a "Proceeding") is begun, made or instituted by a third party as a result of which the Seller may become obligated to a Buyer Indemnitee hereunder, such Buyer Indemnitee shall give written notice to the Seller. The Seller agrees to defend, contest or otherwise protect the Buyer Indemnitee against any Proceeding at its sole cost and expense. The Buyer Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Buyer Indemnitee's choice and shall in any event cooperate with and assist the Seller to the extent reasonably possible. If the Seller fails timely to defend, contest or otherwise protect against such Proceeding, the Buyer Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Buyer Indemnitee shall be entitled to recover the entire cost thereof from the Seller, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding, and the Seller shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Buyer. If the Seller assumes the defense of any Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Seller without the Buyer Indemnitee's consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Buyer Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Seller; and (c) the Buyer Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                  SECTION 11.3. Indemnification by the Buyer. Subject to Section
6.6 and notwithstanding the Closing or the delivery of the Purchased Property, the Buyer shall indemnify and agree to fully defend, save and hold the Seller, any Affiliate of the Seller, and their directors, officers and employees (the "Seller Indemnitees"), harmless if any Seller Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys' fees and expenses of investigation incurred by the Seller Indemnitees in any action or proceeding between the Buyer and the Seller Indemnitees or between the Seller Indemnitees and any third party or otherwise), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Seller Losses") arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any and all the Buyer Events of Breach, provided that notice of such breach shall be received by the Buyer within a period of one (1) year from the Closing Date. As used herein, "Buyer Events of Breach" shall be and mean any one or more of the following:

                  (a) any untruth or inaccuracy in any representation of the Buyer or the breach of any warranty of the Buyer contained in the Transaction Documents;

                  (b) any failure of the Buyer duly to perform or observe any term, provision, covenant, agreement or condition contained herein on the part of the Buyer to be performed or observed;

                  (c) any claim or cause of action by any party arising after the Closing Date against any Seller Indemnitee with respect to the Assumed Liabilities.

                  For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any damages incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Material Adverse Effect shall be disregarded.

                  SECTION 11.4. Procedures for Indemnification by the Buyer. If with respect to a third party a Buyer Event of Breach occurs or is alleged and a Seller Indemnitee asserts that the Buyer has become obligated to such Seller Indemnitee pursuant to Section 11.3 hereof, or if any Proceeding is begun, made or instituted by a third party as a result of which the Buyer may become obligated to a Seller Indemnitee hereunder, such Seller Indemnitee shall give written notice to the Buyer. The Buyer agrees to defend, contest or otherwise protect the Seller Indemnitee against any Proceeding at its sole cost and expense. The Seller Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Seller Indemnitee's choice and shall in any event cooperate with and assist the Buyer to the extent reasonably possible. If the Buyer fails timely to defend, contest or otherwise protect against such Proceeding, the Seller Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Seller Indemnitee shall be entitled to recover the entire cost thereof from the Buyer, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such Proceeding, and the Buyer shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the Seller. If the Buyer assumes the defense of any Proceeding, (a) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification, (b) no compromise or settlement of such claims may be effected by the Buyer without the Seller Indemnitee's consent unless (i) there is no finding or admission of any violation of federal, state, local, municipal, foreign, international, multinational or other administrative order, law, ordinance, principal of common law, regulation, statute or treaty or any violation of the rights of any Person and no effect on any other claims that may be made against the Seller Indemnitee and (ii) the sole relief provided is monetary damages that are paid in full by the Buyer; and (c) the Seller Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent.

                  SECTION 11.5. Successors and Assigns. All of the rights and obligations of the Seller and the Buyer pursuant to this Section 11 shall survive any sale, assignment or other transfer by the Buyer of title to or interest in any of the Purchased Property or any part thereof and shall apply to and bind each and every successor and assign of the Buyer to any of the Purchased Property.

                  SECTION 11.6. Arbitration. (a) Any controversy or claim arising out of or relating to this Agreement or any other Transaction Document or any breach thereof shall be settled by arbitration. The arbitration shall be held in New York and, except to the extent inconsistent with this Section 11.6, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration. The arbitration shall be conducted in the English language. The arbitration proceedings, all documents and all testimony, written or oral, produced in connection therewith, and the arbitration award shall be confidential.

                  (b) The arbitral panel shall consist of three arbitrators, none of which at the time of the arbitration may be employees of the parties hereto or their Affiliates. The Party initiating arbitration (the "Claimant") shall appoint its arbitrator in its demand (the "Demand"). The other Party (the "Respondent") shall appoint one arbitrator within 30 days of receipt of the Demand and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the Parties shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the Parties of the appointment of the third arbitrator. If the two arbitrators appointed by the Parties fail or are unable so to appoint a third arbitrator or so to notify the Parties, any Party may request the then President of the American Arbitration Association to appoint the third arbitrator. The President of the American Arbitration Association shall appoint the third arbitrator within 30 days after such request and shall notify the Parties of the appointment. The third arbitrator shall act as chairman of the tribunal.

                  (c) If there are more than two Parties to the dispute, such Parties shall agree upon the three arbitrators and upon which of such arbitrators shall act as chairman of the tribunal. In the event that within 30 days from the receipt of the Demand the Parties to the dispute are unable to agree upon a panel of arbitrators, any Party may request that the then President of the American Arbitration Association appoint the arbitration panel and the chairman. The President of the American Arbitration Association shall appoint the arbitration panel and chairman within 30 days after such request and shall notify the Parties of the appointments.

                  (d) The arbitral award may grant any relief deemed by the arbitrators to be just and equitable, including, without limitation, specific performance. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the Parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements. Any award rendered may be confirmed, judgment upon any award rendered may be entered, and such award of the judgment thereon may be enforced in any court of any state or country having jurisdiction over the Parties and/or their assets.

                  SECTION 12. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                  SECTION 12.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by the Buyer on and as of such date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

                  SECTION 12.2. Performance of the Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate dated the Closing Date and signed by a duly authorized representative of the Buyer to that effect.

                  SECTION 12.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign and of any other person, firm or corporation, required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date; provided, however, that it shall not be a condition to the obligations of the Seller that any consent related to the assignment of any Assigned Contract shall have been obtained prior to the Closing Date.

                  SECTION 12.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

                  SECTION 12.5. Buyer Closing Documents. The Buyer shall have delivered to the Seller the following documents:

                  (a) all instruments that are necessary or desirable to effect the assumption by Buyer of the Assumed Liabilities, including the Bill of Sale, Assignment and Assumption Agreement;

                  (b)  such  other  documents   relating  to  the   transactions
contemplated by the Transaction Documents to be consummated at the Closing as the Seller shall reasonably request;

                  (c) a certificate, executed by the Secretary of Buyer, certifying the Board of Directors of the Buyer have approved the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby (with copies of the resolutions duly adopted by the Buyer's Board of Directors attached), and certifying the incumbency of the officer or officer's of the Buyer signing the Transaction Documents;

                  (d) the officer's certificate referred to in Section 12.1; and

                  (e) an opinion of counsel to the Buyer in form satisfactory to the Seller stating, among other things, that the Purchase of the Purchased Property by the Buyer has been duly authorized by the Board of Directors of the Buyer in accordance with applicable law.

                  SECTION 12.6. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Buyer under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Buyer in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Seller.

                  SECTION 13. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by the Transaction Documents are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

                  SECTION 13.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (except as to representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date as if again made by the Seller on and as of such date, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and by the chief financial officer of the Seller to that effect with respect to Seller.

                  SECTION 13.2. Performance of the Obligations of the Seller. The Seller has performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received a certificate dated the Closing Date and signed by the Chairman of the Board or President and the chief financial officer of the Seller to that effect with respect to the Seller.

                  SECTION 13.3. Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of the Transaction Documents shall have been duly obtained and shall be in full force and effect on the Closing Date.

                  SECTION 13.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

                  SECTION 13.5. No Material Adverse Change. During the period from May 31, 1999 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations or financial condition of the Business.

                  SECTION 13.6. State Taxes. The Buyer shall have received any and all clearance certificates or similar documents that may be required by any state Tax authority in order to relieve the Buyer of any obligation to withhold any portion of the Purchase Price.

                  SECTION 13.7. Seller Closing Documents. The Seller shall have delivered to the Buyer the following documents:

                  (a) a certificate, executed by the Secretary of Seller, certifying the Board of Directors of the Seller have approved the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby (with copies of the resolutions duly adopted by the Seller's Board of Directors attached), and certifying the incumbency of the officer or officer's of the Seller signing the Transaction Documents;

                  (b) the officer's certificate referred to in Section 13.1;

                  (c) a certificate (dated not less than 5 Business Days prior to the Closing Date) of the Secretary of State of the jurisdiction of the Seller's incorporation as to the good standing of the Seller in such jurisdiction;

                  (d) the Files and Records forming a part of the Purchased Property;

                  (e) the Assignment and Assumption Agreement;

                  (f) an opinion of counsel to the Seller in form satisfactory to the Buyer to stating, among other things, that the sale of the Purchased Property to the Buyer has been duly authorized by the Board of Directors of the Seller in accordance with applicable law;

                  (g) an estoppel certificate from each landlord at the Business Locations in form and substance satisfactory to the Buyer, and a California form UCC-2 from Coast Business Credit releasing its lien on the Purchased Property;

                  (h) a duly executed Services Agreement, Escrow Agreement and Trademark Assignment;

                  (i) physical possession and control of the Purchased Property; and

                  (j)  such  other  documents   relating  to  the   transactions
contemplated by the Transaction Documents to be consummated at the Closing as the Buyer shall reasonably request.

                  SECTION 13.8. Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Seller under the provisions of the Transaction Documents, and all other actions and proceedings required to be taken by or on behalf of the Seller in furtherance of the transactions contemplated hereby and thereby, shall be reasonably satisfactory in form and substance to counsel for the Buyer.

                  SECTION 13.9. Buyer Financing. The Buyer shall have in place on the Closing Date financing with Century Credit Corp., or other lender satisfactory to the Buyer, as required (in the sole determination of the Buyer) to consummate the transactions contemplated by the Transaction Documents.

                  SECTION 13.10. Employment Agreements. The Buyer shall have entered into employment agreements with each of the Hired Employees on terms satisfactory to the Buyer in its sole discretion.

                  SECTION 14.  TERMINATION.

                  SECTION  14.1.  Conditions  of  Termination.   Notwithstanding
anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

                  (a) By mutual consent of the Seller and the Buyer,

                  (b) By either the Seller or the Buyer if the other party shall have breached this Agreement in any material respect and such breach continues for a period of ten (10) days after the receipt of notice of the breach from the non-breaching party,

                  (c) By the Seller if, at August 2, 1999, any of the conditions set forth in Section 12 shall not have been met, unless the Seller's breach of this Agreement is the reason for the failure of such conditions to be satisfied,

                  (d) By the Buyer if, at August 2, 1999, any of the conditions set forth in Section 13 shall not have been met, unless the Buyer's breach of this Agreement is the reason for the failure of such conditions to be satisfied, or

                  (e) By the Buyer or the Seller, in the event that the Closing has not occurred prior to August 10, 1999, except to the extent that the failure of the Closing then to occur arises out of or results from the action or inaction of the Buyer (if it is seeking to terminate pursuant to this Section 14.1(e)) or the Seller (if the Seller is seeking to terminate pursuant to this
Section 14.1(e)).

                  SECTION 14.2. Effect of Termination. In the event of termination pursuant to Section 14.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Seller or the Buyer, or their directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for breach of this Agreement.

                  SECTION 15.  MISCELLANEOUS.

                  SECTION 15.1. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect, provided, that the Buyer may assign its rights hereunder to an Affiliate and to any party providing financing in connection with the transactions contemplated hereby, provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Seller hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

                  SECTION 15.2. Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                  SECTION 15.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. All state and local sales, transfer, excise, value-added or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Property, shall be borne equally between the Buyer and the Seller.

                  SECTION 15.4. Broker's and Finder's Fees. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any arrangement made by or on behalf of the parties hereto and each party shall indemnify and hold the other harmless against any costs or damages incurred as a result of any such claim resulting from an arrangement made by or on behalf of such indemnifying party.

                  SECTION 15.5. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                  SECTION 15.6. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Seller:

                                    c/o Webquill Internet Services, LLC
                                    37 North Avenue
                                    Norwalk, Connecticut 06851
                                    Attn:  Paul H. Riss
                                    Telecopy:  (203) 750-1003

Copy to:

                                    Pryor Cashman Sherman & Flynn LLP
                                    410 Park Avenue, 10th Floor
                                    New York, New York 10022-4441
                                    Attn:  Eric Hellige, Esq.
                                    Telecopy:  (212) 326-0806

If to the Buyer:

                                    Interbrand L.L.C.
                                    12 West 37th Street
                                    New York, New York 10018
                                    Attn:  Robert McMeekin
                                    Telecopy:  (212) 268-0323
Copy to:

                                    Willkie Farr & Gallagher
                                    787 7th Avenue
                                    New York, New York 10019-6099
                                    Attn:  William H. Gump, Esq.
                                    Telecopy: (212) 728-8111

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

                  SECTION 15.7. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                  SECTION 15.8. Public Announcements. The parties agree that after the signing of this Agreement, neither party shall make any press release or public announcement concerning the transactions contemplated by the Transaction Documents without the prior written approval of the other parties unless a press release or public amendment is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the nondisclosing parties prior notice and an opportunity to comment on the proposed disclosure.

                  SECTION 15.9. Entire Agreement. This Agreement, and the Exhibits hereto contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

                  SECTION 15.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Seller, and the Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Seller or the Buyer.

                  SECTION  15.11.  Scheduled  Disclosures.   Disclosure  of  any
matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

                  SECTION 15.12. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  SECTION 15.13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                            [Signature page follows.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                     SIRCO INTERNATIONAL CORP.



                                                     By: /s/Joel Dupre
                                                         -----------------------
                                                         Joel Dupre
                                                         President and
                                                         Chief Executive Officer


                                                     INTERBRAND L.L.C.



                                                     By: /s/Robert McMeekin
                                                         -----------------------
                                                         Robert McMeekin
                                                         President and
                                                         Chief Executive Officer

                                    EXHIBIT A

                               Assigned Contracts

1. Agreement dated September 23, 1997 by and between Seller and IBM Credit Corporation.

2. Agreement dated as of March 21, 1997 by and between Seller and Green Tree Vendor Services Corporation relating to two Power Mac computers in the Stamford facility.

3. Agreement dated May 7, 1997 by and between Seller and Lease Corp. of America relating to the telephone system at the LaMirada Facility.

4. Agreement dated December 18, 1998 by and between Seller and Pitney Bowes Credit Corp. relating to the postage meter at the LaMirada Facility.

5. Agreement dated August 9, 1996 between Seller and Xerox Corporation relating to the copy machine at the LaMirada Facility.

6. License Agreement dated June 1, 1996 by and between Seller and Perry Ellis International Inc.

7. License Agreement dated January 6, 1999 by and between Seller and Dunlop Maxfli Sports Corporation.

8.       Purchase Orders set forth on Schedule 7.14.

9. License Agreement dated March 20, 1995 by and between Seller and Bueno of California, Inc.

                                    EXHIBIT B

                Bill of Sale, Assignment and Assumption Agreement

                                    EXHIBIT C

                               Assigned Trademarks

"Sirco," Registration No. 1,875,264

"Sirco," Registration No. 1,942,022

"Cross Trainer," Registration No. 2,245,761

"Mondo," Registration No. 2,085,127

"Mountain Gear," Registration applied for (No. 75-413,664); the Seller has been advised that such application has been preliminary rejected by the U.S. Patent and Trademark Office

Sirco design, Registration No. 1,880,633

Sirco design, Registration No. 1,943,673

"Action," Registration No. 926,625

                                    EXHIBIT D

                               License Agreements

1. License Agreement, dated June 1, 1996 by and between Seller and Perry Ellis International, Inc.

2. License Agreement, dated January 6, 1999 by and between Seller and Dunlop Maxfli Sports Corporation.

                                    EXHIBIT E

                         Trademark Assignment Agreement

                                                                  Execution Copy


                                    EXHIBIT F

                               Services Agreement

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement (this "Agreement") is made and entered into as of August 11, 1999 between Sirco International Corp. ("Sirco"), a New York corporation, and Interbrand L.L.C. ("Interbrand"), a Delaware limited liability company. Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given in the Asset Purchase Agreement (as defined in the first Recitals clause hereof).

                                    RECITALS

         WHEREAS, Sirco and Interbrand have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of the date hereof, pursuant to which Interbrand will purchase the Purchased Property from Sirco on the Closing Date;

         WHEREAS, following the Closing, Interbrand will conduct business at the Business Locations and, in connection therewith, Interbrand wishes to obtain, and Sirco wishes to provide, certain transition services as provided in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Use of Warehouse and Office Space. (a) Sirco hereby grants to Interbrand non-transferable licenses, commencing on the Closing Date and expiring on the dates specified below, for employees and/or representatives of Interbrand ("Authorized Occupants") to use, occupy and access the (i) warehouse facility leased by Sirco and located at 16000 Heron Avenue, LaMirada, California 90638-5513, excluding any space subleased to Bueno of California Inc. (the "LaMirada Facility"), and (ii) entire office space leased by Sirco and located at 24 Richmond Hill Avenue (Suite 640), Stamford, Connecticut 06901 (the "Stamford Office," and together with the LaMirada Facility, the "Licensed Space"). The license to use the LaMirada Facility will expire on the earlier to occur of (i) sixty (60) days after notice is given by the landlord that the LaMirada Facility must be vacated and (ii) December 15, 1999; provided, however, that Interbrand agrees to use reasonable efforts to cooperate with Sirco in connection with shortening this period to accommodate a new tenant for the LaMirada Facility; provided, further that Interbrand agrees to use its reasonable best efforts to vacate the LaMirada Facility on or before September 15, 1999 in connection with the installation of a new tenant for the LaMirada Facility on such date, and in connection therewith Sirco agrees to promptly provide Interbrand with copies of any correspondence relating to such a new tenancy and to otherwise keep Interbrand fully informed of any developments which might cause the LaMirada Facility license period to be shortened. The license to use the Stamford Office will expire on the earlier to occur of (i) ninety (90) days after notice is given by the landlord that the Stamford Office must be vacated and (ii) November 30, 1999. Sirco and Interbrand agree that it is their express intention that no landlord-tenant relationship is or shall be deemed to be created between them by virtue of the licenses granted hereby.

         (b) Sirco will continue to operate the LaMirada Facility during the term of the license granted pursuant Section 1(a) and will segregate all property owned by Sirco from the Purchased Property at such location. The Authorized Occupants will be granted full and free access to the LaMirada Facility during the term of the license. After the Closing, Sirco's employees and/or representatives will vacate the Stamford Office and will be granted access to the Stamford Office only with the prior approval of Interbrand.

         (c) The licenses granted to Interbrand with respect to the Licensed Space shall include the right to use all furniture, fixtures, equipment (including, but not limited to computers, copiers, fax machines, and telephones) and office supplies owned by Sirco and related in whole or in part to the operation of the Business and which are located at the Licensed Space on the Closing Date, and Sirco hereby covenants that it will not remove or make any material changes to any of such items after the date hereof, and warrants that such furniture, fixtures and equipment are that which is used by Sirco as of the date hereof to conduct the Business as it relates to the Purchased Property. Interbrand will not, and will not permit its Authorized Representatives to, remove any such furniture, fixtures or equipment (other than Purchased Property) from the Licensed Space.

         (d) During the period of its occupation of the Stamford Office, Interbrand agrees (i) to take all action reasonably required to forward and/or redirect calls and faxes not relating to its business to Sirco and (ii) that it will not use Sirco's color copier without Sirco's consent, to the extent such copier remains at the Stamford Office.

         (e) During the terms of the licenses for the Licensed Space, Sirco shall continue to make all payments and fulfill all contractual obligations relating to (i) the leases for the Licensed Space and (ii) all utilities and maintenance contracts relating to the Licensed Space to the extent the same are not the responsibility of the lessors for the Licensed Space.

         (f) With respect to the LaMirada Facility, within five (5) Business Days of the Closing Date, Interbrand shall provide Sirco with written evidence that all Purchased Property located at the LaMirada Facility has been insured by Interbrand.

         (g) During the term of the license for each Licensed Space, Interbrand shall take no action which would constitute a material violation of any term of Sirco's lease for such Licensed Space.

         2. Transition Services. (a) Commencing on the Closing Date and during the term of the license for the LaMirada Facility, Sirco shall provide Interbrand with sufficient personnel (based on past Sirco's past experience in the operation of the Business) (the "Sirco Service Providers") at the LaMirada Facility to (i) process orders, (ii) package and ship merchandise, (iii) stock inventory, and (iv) perform other administrative tasks consistent with Sirco's prior operation of the Business as Interbrand may reasonably direct (the services set forth in subclauses (i) through (iv), the "Transition Services"). The Sirco Service Providers shall (a) remain employees of Sirco at all times,
(b) be paid solely by Sirco, (c) be available at the LaMirada Facility each Business Day consistent with past practices, (d) be adequately trained to perform the Transition Services and (e) be subject to the reasonable direction of Interbrand while performing Transition Services. In addition, during the term of the license for the LaMirada Facility, Sirco will have available sufficient packaging and stuffing materials to facilitate the sale by Interbrand of the Eligible Inventory.

         (b) Interbrand covenants that for so long as it occupies the LaMirada Facility pursuant to the license granted herein (the "Transition Services
Period") it shall make all Machinery and Equipment constituting Purchased Property available for use by Sirco personnel in connection with the performance of Sirco's duties hereunder and the sale by Sirco of the Excluded Inventory located in the LaMirada Facility.

         3. Fees. (a) For the license of the Stamford Office, Interbrand will pay Sirco (or at Sirco's option, the Stamford Office lessor) a monthly fee of $2,800, with the first payment (appropriately pro rated if the Closing occurs after the first of the month) due on the Closing Date and subsequent payments due on the first of each month that the Stamford Office license is in effect.

         (b) For the Transition Services, Interbrand will pay Sirco a monthly fee (the "Services Fee") equal to (i) 3% of the Net Sales (as defined below) of inventory for the account of Interbrand from the LaMirada Facility, (ii) $1.20 for each "stuffed bag" sold and (iii) $[0.35] for each "non-stuffed bag" sold. These payments will be inclusive of all packaging and stuffing materials and labor. The Services Fee shall be paid to Sirco in arrears within three (3) Business Days of the end of each month that Transition Services are being performed. In the event that Interbrand must vacate the LaMirada Facility in connection with the installation of a new tenant therein on or before September 30, 1999, the Services Fee owed pursuant to subsection 3(b)(i) above shall be reduced to 1% in respect of any sales outside the ordinary course of business effected in connection with vacating such facility. As used herein, "Net Sales" means the dollar amount of gross sales of inventory for the account of Interbrand less discounts and shipping and handling charges.

         (c) Notwithstanding subsection 3(b) above, Interbrand shall in no event be required to pay Services Fees in the aggregate in respect of Transition Services in an amount in excess of the product of (i) Sirco's total operating costs of the LaMirada Facility during the Transition Services Period, including but not limited to rent, materials and labor costs (in each case excluding any rent, materials or labor payments made during such period in respect of periods prior to the Closing Date), and (ii) a fraction, the numerator of which shall be equal to the invoiced sales amounts of Interbrand from the LaMirada Facility during the Transition Services Period (the "Interbrand Invoiced Amounts") and the denominator of which shall be the sum of (x) the Interbrand Invoiced Amounts and (y) the invoiced sales amounts of Sirco from the LaMirada Facility during the Transition Services Period.

         (d) During the Transition Services Period (including for these purposes a reasonable period of time thereafter to calculate any amounts owing pursuant to subsections (b) and (c) above), each party hereto shall provide the other, within five (5) Business Days of the end of each month, with a certificate of an officer of such entity certifying its invoiced amounts from the LaMirada Facility for the prior month (each, an "Invoiced Sale Certificate"), and in addition Interbrand shall include in its Invoiced Sale Certificate a statement of its Net Sales for such period and Sirco shall include a statement of its total operating costs for the LaMirada Facility for such period. Each party shall be entitled, at one time during the Transition Services Period, at its cost and expense, to conduct an audit of the other party's Invoiced Sale Certificate(s).

         (e) In the event that following the Transition Services Period it is determined that Interbrand is owed a refund of Service Fees paid as a result of the application of subsection (c) above, such refund shall be paid to Interbrand by Sirco within five (5) Business Days of such determination.

         4. Relationship of the Parties.

         It is expressly understood and agreed that, in rendering services hereunder, Sirco is acting as an independent contractor and that this Agreement does not constitute either party as an employee, partner, joint venturer, agent or other representative of the other party for any purpose whatsoever. Neither party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name of or for the account of the other party, or to assume or create an obligation or liability of any kind, express or implied, on behalf of the other party, or to bind the other party in any manner whatsoever, or hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other party in any manner whatsoever (except as to any actions taken by either party at the express written request and direction of the other party).

         5.  Miscellaneous.

         (a) Severability. If any term or provision of this Agreement or the application thereof with respect to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of that term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         (b) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflict or choice of laws thereof. Any and all disputes hereunder shall be settled in the manner set forth in
Section 11.6 of the Asset Purchase Agreement.

         (c) Headings. The caption headings in this Agreement are for reference purposes only, and do not constitute a part of this Agreement and shall not affect its meaning or interpretation.

         (d) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be made in the same manner as is set forth in the Asset Purchase Agreement.

         (e) Force Majeure. Neither party shall be liable for its failure or delay in fulfilling its obligations hereunder, if such failure or delay is caused by fire, flood, weather conditions or other Act of God, invasions, insurrections, riots, closing of the public highways, strike, lockout or other labor dispute, civil unrest, war or any other reason beyond the reasonable control of the party. In the case of strikes, lockouts or other labor disputes, it is understood that such event is beyond the reasonable control of the party suffering the event unless and until the party is able to resolve it in a manner which such party deems reasonable and appropriate.

         This Agreement shall enter into full force and effect as of the date first set forth above upon its execution below by both of the parties.

                                                    SIRCO INTERNATIONAL CORP.



                                                    By:___________________



                                                    INTERBRAND L.L.C.



                                                    By: ____________________

                                  Schedule 9.1

                                 Hired Employees

     1.   Joel Dupre

     2.   Richard Pyles

     3.   Catherine McKenna

     4.   Eric Smith